Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts	Media Contacts
James Dwyer	Jim Beck
412-992-5450	412-315-2909
James.Dwyer@alcoa.com	Jim.Beck@alcoa.com

Alcoa Corporation Announces New Operating Model

Eliminating business unit structure to be operator-centric and reduce overhead

Alcoa Executive Team to be streamlined and reorganized

PITTSBURGH, September 9, 2019 – Alcoa Corporation, a global leader in bauxite, alumina, and aluminum products, today announced that, effective November 1, 2019, it will implement a new operating model that will result in a leaner, more integrated, operator-centric organization that accelerates the Company’s strategic priorities.

Alcoa will eliminate its business unit structure and consolidate sales, procurement and other commercial capabilities at an enterprise level. Under the new operating model, the Alcoa Executive Team will also be streamlined from 12 to seven direct reports to the Chief Executive Officer. The new structure will reduce overhead, promote operational and commercial excellence, increase connectivity between the Company’s plants and leadership, ensure a continued focus on safety as our highest priority, and position Alcoa for sustainable profitability.

“These changes to our operating model build on the important progress we’ve made since our 2016 Separation to reduce complexity, drive returns and strengthen the balance sheet, all with the goal of creating a stronger Alcoa,” said Roy Harvey, President and Chief Executive Officer. “Most importantly, this new organizational structure reinforces that our operations are the heart of Alcoa. Among other benefits, it will promote stronger connectivity between our plants and executive leadership and swift decision-making.”

Harvey announced the following individuals as members of his Executive Team, effective as of November 1, 2019:

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Leigh Ann Fisher, currently Executive Vice President and Chief Administrative Officer, has been named Executive Vice President and Chief Human Resources Officer. Fisher will focus exclusively on people, including: talent management and recruitment; compensation and benefits; training and development; and industrial relations.

•	Jeffrey Heeter, Executive Vice President, General Counsel and Secretary, will continue to be accountable for legal, corporate secretary, ethics and compliance, and global security functions.

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Benjamin Kahrs, currently Senior Vice President, Manufacturing Excellence and R&D, has been named Executive Vice President and Chief Innovation Officer. Kahrs will focus on implementing the new operating model and transforming manufacturing capabilities critical for future success, including through Alcoa Business Systems. He will also continue to have responsibility for the Alcoa Technical Center.

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Michelle O’Neill, currently Senior Vice President, Global Government Affairs and Sustainability, has been named Executive Vice President and Chief External Affairs Officer. O’Neill will be accountable for: government affairs; community relations and communications; sustainability; and the Alcoa Foundation.

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William F. Oplinger, Executive Vice President and Chief Financial Officer, will continue to be responsible for finance functions and transformation assets, with added responsibility for corporate development.

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Timothy Reyes, currently Executive Vice President and President, Aluminum, has been named Executive Vice President and Chief Commercial Officer. Reyes will be accountable for: creating customer-focused commercial strategies across the bauxite, alumina, aluminum, and energy markets and the procurement function to maximize the capabilities of Alcoa’s operating locations and capitalize on market opportunities; business development focused on new areas of growth; strategic analysis and planning; supply chain management; and customer service.

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John Slaven, currently Executive Vice President and Chief Strategy Officer, has been named Executive Vice President and Chief Operations Officer. Slaven will be accountable for the Company’s operating locations, ensuring safety, maximizing the operating performance and reliability of the operations, and enhancing the long-term value of Alcoa’s assets through a manufacturing center of excellence.

With the elimination of the business unit structure, Michael Parker, Executive Vice President and President, Alumina, and Garret Dixon, Executive Vice President and President, Bauxite, will depart Alcoa after assisting with the transition to the new operating model. Harvey added, “Michael and Garret are incredible business leaders and strong operators who have significantly contributed to the growth and success of our Company. They are the very best of professionals and I thank them for their outstanding leadership and support.”

Additional organizational changes to reduce overhead are planned. The Company is finalizing the related financial impacts and expects to report restructuring charges at the close of the third quarter, with the restructuring anticipated to be substantially complete by the end of the first quarter 2020.

The Company will continue to report financial results for each of its segments (Bauxite, Alumina, Aluminum).

About Alcoa

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back more than 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter, and on Facebook at www.facebook.com/Alcoa.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.